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                                                                       EXHIBIT E

                                 [Translation]

                              LETTER OF ADVICE ON
                        PLEDGE OF NEGOTIABLE SECURITIES


                      Republic of China  September 8, 2003


1. The Debtor and Pledgor, Kinbong Holdings Limited, borrows from Set Top International Inc. (Creditor and Pledgee) money in the amount of exactly Forty-One Million United States Dollars. The Debtor hereby agrees to pledge the following negotiable securities (#AP2053 and #AP2054) to the Creditor as collateral.

2. The Pledgor agrees to pledge the negotiable securities that are held by it of Asia Pacific Wire and Cable Corporation Limited, totaling 3,097,436 shares (with a par value of US$0.01) to the Pledgee as collateral.

3. Both parties agree that when the Debtor has performed its repayment obligations, the pledge on these negotiable securities may be released. The Pledgee agrees that when this pledge is to be released, the matter will be handled in accordance with the agreement for the release of the pledge on the negotiable securities.



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4.   If the Pledgor is subsequently unable to perform the repayment obligations, the Pledgee has the right to dispose of the negotiable securities under this pledge.



PLEDGOR (BORROWER):      KINBONG HOLDINGS LIMITED

LEGAL REPRESENTATIVE:    Tom Ching Yun Tung / Director

                         [Signature: "Tom Ching Yun Tung"]


UNIFORM SERIAL NO.:      162920

ADDRESS: 5th Fl., 285 Chung Hsiao East Road, Sec. 4, Taipei, Taiwan, Republic of China



PLEDGEE (CREDITOR):      Set Top International Inc.

LEGAL REPRESENTATIVE:    TSAI, FU-NU

UNIFORM SERIAL NO.:      451924

ADDRESS:                 4F, No. 69, Hsin-Yi Rd., Sec. 4, Taipei City, Taiwan
                         R.O.C. 106



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